EXHIBIT 99.2


PRESS RELEASE

TEXAS PACIFIC LAND TRUST RESPONDS TO MERCURY LETTER
Of Tuesday, October 31

DALLAS, TX, November 2, 2006 - Texas Pacific Land Trust (NYSE:TPL) announced today that it had sent the following letter to Mercury Real Estate Advisors LLC ("Mercury") in response to a letter which Mercury sent to Texas Pacific:



                            TEXAS PACIFIC LAND TRUST

                               1700 Pacific Avenue
                                   Suite 1670
                               Dallas, Texas 75201
                                     ------

     TRUSTEES:                                                 ROY THOMAS
 Maurice Meyer III            Telephone (214)969-5530         General Agent
John R. Norris III
 James K. Norwood                                           DAVID M. PETERSON
                                                         Assistant General Agent




                                         November 2, 2006

Mercury Real Estate Advisors LLC
100 Field Point Road
Greenwich, CT 06830
Attn:  David R. Jarvis, Chief Executive Officer
Malcolm F. MacLean, IV, President

Dear Messrs. Jarvis and MacLean:

     The Trustees and I have read your Press Release and letter of October 31, 2006.

     We recognize your concern regarding maximizing value for, and returning excess cash to, the shareholders via stock buybacks and other means. Thus far in 2006, Texas Pacific has repurchased approximately $4.6 million of stock and paid $1.4 million of dividends to the shareholders.

     The Trustees have raised the regular dividend for the last three years in a row and, as recently as 2004, paid a special dividend of $1.75 a share. In accordance with their usual practices, the Trustees will be reviewing further steps to return excess cash to the shareholders.

     Since Texas Pacific is actively, and continuously, repurchasing its shares in the open market, the Trustees do not consider a "Dutch Auction" at this time to be a feasible or cost-effective alternative with respect to the relatively small amount of stock that could be repurchased with funds available for that purpose.

     Please be assured that the Trustees are committed to the goal of repurchasing stock in accordance with the terms of the governing Trust. We appreciate your continued interest in Texas Pacific.

     If you would like to discuss this further, please feel free to contact me.

                                         Sincerely yours,



                                         Roy Thomas
                                         General Agent



THIS NEWS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS
INCLUDE STATEMENTS REGARDING THE TRUST'S FUTURE OPERATIONS AND PROSPECTS, THE MARKETS FOR REAL ESTATE IN THE AREAS IN WHICH THE TRUST OWNS REAL ESTATE, APPLICABLE ZONING REGULATIONS, THE MARKETS FOR OIL AND GAS, PRODUCTION LIMITS ON PRORATED OIL AND GAS WELLS AUTHORIZED BY THE RAILROAD COMMISSION OF TEXAS, EXPECTED COMPETITION, MANAGEMENT'S INTENT, BELIEFS OR CURRENT EXPECTATIONS WITH RESPECT TO THE TRUST'S FUTURE FINANCIAL PERFORMANCE AND OTHER MATTERS. WE ASSUME NO RESPONSIBILITY TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS.





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